Exhibit 99.2

LDR Employee FAQ

1.	What was announced today?

•	We announced that our Board of Directors has approved a Merger Agreement with Zimmer Biomet under which Zimmer Biomet will commence a tender offer to acquire all of the outstanding shares of LDR for $37.00 per share in cash, which implies a transaction value of approximately $1.1 billion. This transaction will combine the innovative technologies of our two companies, which is expected to bolster our combined scale, talent and technology portfolio and position Zimmer Biomet to become a leader in the $10 billion global spine market. We believe that the combination will deliver long-term value to healthcare providers and their patients. Importantly, the transaction will, with our Mobi-C® technology, position Zimmer Biomet to capitalize on the fast growing cervical disc replacement segment.

•	Together, we will be well-positioned for growth and will have one of the most comprehensive portfolios of spine technology in the industry. As a result of our complete suite of offerings, we will be better able to partner with surgeons across a broad spectrum of patient care.

2.	What does today’s announcement mean for me?

•	LDR will become part of a larger, more diverse company and we will be able to accelerate our growth strategy to better serve patients.

•	The transaction is an important affirmation of our surgical solutions, and the hard work and dedication of you, our team.

•	In the near term, today’s announcement should not change anything day-to-day.

•	We have a phenomenal team at LDR that has a lot to offer the combined organization, and we expect that there will be meaningful opportunities to do so. As you can surely understand, it will take some time to decide on a specific integration plan.

•	We understand that change of this magnitude can be challenging but please be assured that the fair treatment of our employees is very important to us.

•	Until the transaction is consummated, LDR and Zimmer Biomet will continue to operate as separate companies and it is business as usual for LDR employees.

•	It is important that you continue to concentrate on your daily activities and remain focused on our commitment to patients.

•	We will keep you informed of key developments as we move forward.

3.	When is the transaction expected to close?

The transaction is expected to close in the third quarter of 2016, subject to the satisfaction of customary closing conditions. Until then, we remain an independent company and it is business as usual for LDR.

4.	Who is Zimmer Biomet?

•	Founded in 1927 and headquartered in Warsaw, Indiana, Zimmer Biomet is a global leader in musculoskeletal healthcare. The spinal implant division of Zimmer Biomet is currently headquartered in Broomfield, Colorado.

•	Zimmer Biomet designs, manufactures and markets orthopaedic reconstructive products; sports medicine, biologics, extremities and trauma products; spine, bone healing, craniomaxillofacial and thoracic products; dental implants; and related surgical products.

•	Zimmer Biomet collaborates with healthcare professionals around the globe to advance the pace of innovation. Their products and solutions help treat patients suffering from disorders of, or injuries to, bones, joints or supporting soft tissues. Together with healthcare professionals, they help millions of people live better lives.

•	They have operations in more than 25 countries around the world and sell products in more than 100 countries.

•	For more information, visit www.zimmerbiomet.com.

5.	Why does this combination create greater value?

•	The combined entity will benefit from having a comprehensive portfolio of innovative spine solutions, creating a best-in-class cervical and thorocolumbar portfolio. The combination with Zimmer Biomet will allow for further growth of LDR’s market-leading CDR portfolio, and through Zimmer Biomet’s existing sales channels, expand LDR’s global distribution network.

6.	After the transaction closes, where will the combined Spine business be headquartered? What will it be called? Who will lead it?

•	Upon closing, LDR will be integrated into Zimmer Biomet’s Spine & CMF (cranial maxillofacial) segment and will be led by Adam Johnson, Zimmer Biomet Group President, Spine, Dental, CMF and Thoracic.

•	Christophe Lavigne, Chairman, President and CEO of LDR, and Patrick Richard, Executive Vice President and General Manager of LDR Médical, will remain with the Company in key leadership positions within Zimmer Biomet’s global Spine business.

•	To leverage talent and product expertise from both companies, Zimmer Biomet intends to complement its Spine headquarters in Broomfield, Colorado by also maintaining a significant presence in Austin, Texas and Troyes, France. The integration planning process will commence in the coming weeks. We will keep you informed throughout the process.

•	It is important to remember that it is business as usual for LDR until the transaction closes and that, until the closing, LDR and Zimmer Biomet remain separate companies.

7.	What happens to my LDR equity (stock options, restricted stock units or performance-based restricted stock units)?

•	Upon consummation of the transaction, any LDR stock options (vested or unvested) will be converted into the right to receive $37.00 minus the exercise price per share for each share underlying an option (for example, if you have a stock option to acquire 100 shares at an exercise price of $27.00 per share, such stock option would be converted into the right to receive $1,000.00, less any required tax withholding). Options with an exercise price per share that is greater than $37.00 will be cancelled.

•	Upon consummation of the transaction, each restricted stock unit (vested or unvested) will be converted into the right to receive $37.00 per share in cash (for example, 100 restricted stock units will be converted into the right to receive $3,700.00, less any required tax withholding).

•	Upon consummation of the transaction, each earned performance-based restricted stock unit (vested or unvested) will be converted into the right to receive $37.00 per share in cash (for example, 100 performance-based restricted stock units will be converted into the right to receive $3,700.00, less any required tax withholding). The number of units earned will be adjusted as a result of the change-in-control of the Company as set forth in each performance-based restricted stock unit agreement.

8.	What happens to shares purchased through the ESPP?

•	ESPP shares that have already been purchased are treated in the same manner as all other outstanding shares and may be tendered into Zimmer Biomet offer to receive the $37.00 consideration (and, if such shares are not tendered into the tender offer, you will receive $37.00 per share upon the closing of the transaction).

•	The Purchase Period for the ESPP that started on June 1, 2016 will have an expiration date prior to consummation of the transaction, and you will be able to make additional purchases under the ESPP in accordance with your current contributions.

•	Employees may not increase their current contributions to the ESPP. Employees not currently enrolled in an ESPP are not eligible to join the program at this time.

9.	Can I trade in LDR or Zimmer Biomet stock during open periods prior to the closing of the transaction?

•	Yes; however, trading in LDR stock will continue to be subject to our Insider Trading Policy and applicable law.

•	Any LDR employees that have material non-public information regarding the transaction, LDR or Zimmer Biomet, should refrain from trading in LDR or Zimmer Biomet stock.

10.	What can you expect in the interim?

•	We expect that today’s announcement will have no impact on day-to-day operations. Until the transaction is completed, it will be business as usual for LDR.

•	In the coming days, we will be forming teams to assist with the planning and execution of our integration.

•	We will continue to communicate developments regarding the transaction as we move through the process.

11.	What are plans to integrate the two companies?

•	Both companies have talented teams and a similar history and culture of excellence. While it is premature to discuss specifics, in the coming days we are establishing an integration-planning team that will begin working to address how we can best utilize each other’s strengths and bring our companies together.

•	LDR and Zimmer Biomet have been focused in different segments of the spine market and each of these segments requires specific knowledge and experience.

•	The combination of these businesses will only reach its potential if both teams are committed to our success, and we know we can count on your continued dedication.

12.	What happens to LDR employees?

•	This is a transaction about growth. While it’s premature to speculate about those specifics now, both companies recognize the importance of a strong sales team and skilled employees, and we will take the appropriate steps to ensure that our Customers continue to receive the superior levels of service that they have come to expect from both of our companies.

•	LDR and Zimmer Biomet Spine have been focused in different segments of the spine market and each of these segments requires specific knowledge and experience.

•	The combination of these businesses will only reach its potential if both teams are committed to our success, and we know we can count on your continued dedication.

•	This combination will create a Company with the scale, talent and technology portfolio to become a leader in the $10 billion global spine market.

13.	Will there be any layoffs as a result of the transaction?

•	We have a phenomenal team at LDR that has a lot to offer the combined organization and we expect that there will be meaningful opportunities to do so.

•	In the course of the integration-planning work, decisions will be made concerning organizational structure and design for the combined company. As decisions are made, we will continue to communicate with you.

•	Overall, we expect there will be exciting opportunities for employees and sales representatives of both companies as part of a larger, more diversified organization.

•	This transaction is about growth and expanding our offering to our Customers. Our businesses are highly complementary and there are strong teams at both companies.

•	Zimmer Biomet is committed to treating all employees fairly throughout the integration process.

14.	Should LDR employees expect any changes to benefits and compensation?

•	Until the transaction closes, we will remain an independent company and there will be no changes to benefits and compensation plans.

•	Following the closing, Zimmer Biomet has committed to providing substantially comparable benefits (excluding equity compensation benefits) to those provided by LDR until December 31, 2016.

•	Following the closing, Zimmer Biomet has committed to providing the same base salary or wage rate and annual bonus opportunities as are provided as of the date of the Merger Agreement until December 31, 2016.

•	Over the coming weeks, we will work with Zimmer Biomet to schedule meetings with you to discuss benefits that will be available to you starting in 2017.

•	Zimmer Biomet is committed to treating all employees fairly throughout the integration process.

15.	Will there be new opportunities in terms of jobs and relocation? Will I be asked to relocate? Will I have the opportunity to relocate?

•	To leverage talent and product expertise from both companies, Zimmer Biomet intends to complement the Spine business headquarters in Broomfield, Colorado by also maintaining a significant presence in Austin, TX and Troyes, France.

•	It is important to note that while today’s announcement is an important step, there are many decisions left to be made.

•	Both LDR and Zimmer Biomet have proven organizations of talented and experienced employees and sales representatives with strong Customer relationships. We expect there will be exciting opportunities for employees and sales representatives of both companies as part of a larger, more diversified organization.

•	Together, we believe that we will have the scale and resources to become a much stronger leader in spine technology.

16.	How will the transaction affect our relationship with surgeons, providers and patients?

•	Prior to the closing of the transaction, our Customers will experience no changes in their interactions with our LDR team. We expect a seamless transition for all of our healthcare stakeholders after the transaction closes.

•	Among the many benefits for healthcare providers, the combined company’s innovative product portfolio is expected to enhance patient outcomes and enable us to partner with surgeons across a broad spectrum of spine patient care.

•	As part of the integration process, we will be evaluating the best ways to leverage the combined strengths of LDR and Zimmer Biomet to meet the needs of the fast growing cervical disc replacement segment.

17.	How will the transaction affect our relationship with our suppliers?

•	Again, it is business as usual for LDR, and our suppliers will experience no changes in their interactions with us prior to the closing of the transaction. We expect a seamless transition for all of our healthcare stakeholders after the transaction closes.

•	We value our relationship with our suppliers. As part of the integration process, we will be evaluating the best ways to leverage the combined organization.

18.	What do I do if I’m asked about the transaction?

•	We expect that today’s announcement will lead to increased interest in LDR from the media and our investors, and it is extremely important that we speak with one voice on this matter.

•	Consistent with our company policy, please forward any media inquiries to Joe Ross at Joe.Ross@ldrspine.com or (512) 344-3410. Investor inquiries should be forwarded to Matt Norman at Matt.Norman@ldrspine.com or (512) 344-3408.

19.	Where can employees obtain additional information?

•	We will make every effort to ensure that you are informed about developments as they occur throughout this process.

•	Many decisions still have to be made during the integration process, so answers to all of your questions may not be available until further along in the process.

•	If you have additional questions or need guidance on matters not addressed through these FAQs or during later information updates, please send an email to hrquestion@ldrspine.com. We will be consolidating questions and will provide another communication in the near future.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking information related to Zimmer Biomet, LDR and the acquisition of LDR by Zimmer Biomet that involves substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target”, “would” or the negative of these terms or other comparable terms. Forward-looking statements in this communication include, among other things, statements about the potential benefits of the proposed acquisition; anticipated accretion and growth rates; Zimmer Biomet’s and LDR’s plans, objectives, expectations and intentions; the financial condition, results of operations and businesses of Zimmer Biomet and LDR; and the anticipated timing of closing of the acquisition. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. These forward-looking statements also are based on the current expectations and beliefs of the respective managements of Zimmer Biomet and LDR and are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties include, among other things, risks related to the satisfaction of the conditions to closing the acquisition (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all, including uncertainties as to how many of LDR’s stockholders will tender their shares of LDR common stock in the tender offer and the possibility that the acquisition does not close; risks related to the ability to realize the anticipated benefits of the acquisition, including the possibility that the expected benefits from the proposed acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; disruption from the transaction making it more difficult to maintain business and operational relationships; negative effects of this announcement or the consummation of the proposed acquisition on the market price of Zimmer Biomet common stock and on Zimmer Biomet’s operating results; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed acquisition; other business effects, including the effects of industry, market, economic, political or regulatory conditions; future exchange rates and interest rates; changes in tax and other laws, regulations and policies; future business combinations or disposals; the uncertainties inherent in research and development; and competitive developments. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Zimmer Biomet and LDR undertake no obligation to update any of these forward-looking statements as the result of new information or to reflect events or circumstances after the date of this communication or to reflect actual outcomes. A further description of risks and uncertainties relating to Zimmer Biomet and LDR can be found in their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2015 and in their subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at www.sec.gov.

Additional Information and Where to Find It

The tender offer referenced in this communication has not yet commenced. This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of LDR common stock or any other securities, nor is it a substitute for the tender offer materials that Zimmer Biomet and its indirect subsidiary, LH Merger Sub, Inc., will file with the SEC. The solicitation and offer to purchase LDR common stock will only be made pursuant to an Offer to Purchase, a related letter of transmittal and certain other tender offer documents. At the time the tender offer is commenced, Zimmer Biomet and LH Merger Sub will file a tender offer statement on Schedule TO, including an Offer to Purchase, a related letter of transmittal and certain other tender offer documents, and LDR will file a Solicitation/Recommendation Statement on Schedule 14D-9, with the SEC, each with respect to the tender offer. THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION. LDR STOCKHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT AND SOLICITATION/ RECOMMENDATION STATEMENT, AS THEY MAY BE AMENDED FROM TIME TO TIME, AS WELL AS ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, WHEN THEY BECOME AVAILABLE, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF LDR SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of LDR common stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained (when available) for free by contacting Zimmer Biomet or LDR. Copies of the documents filed with the SEC by LDR will be available free of charge on LDR’s website at www.ldr.com or by contacting LDR’s Investor Relations Department at (512) 344-3408. Copies of the documents filed with the SEC by Zimmer Biomet will be available free of charge on Zimmer Biomet’s website at www.zimmerbiomet.com or by contacting Zimmer Biomet’s Investor Relations Department at (574) 267-6131. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Zimmer Biomet and LDR each file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports or other information filed by Zimmer Biomet or LDR at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Zimmer Biomet’s and LDR’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.